Exhibit 99.1

Truleum, Inc. Provides Update to Shareholders on Auditor Status and S-1 Registration Statement

GOLDEN, Colo., July 01, 2024 (GLOBE NEWSWIRE) -- Truleum, Inc. (Pink OTC Markets: TRLM), is pleased to provide an important update to its shareholders regarding recent developments concerning the Company's auditor and the status of its S-1 registration statement.

On May 3, 2024, BF Borgers CPA PC ("Borgers"), the Company's former auditor, was the subject of an SEC Enforcement action. The action resulted in Borgers being prohibited from practicing as an accountant/auditor before the SEC. It is important to note that this enforcement action does not affect the Company's prior public filings, where Borgers provided audits and opinions. However, this development has impacted the Company's first quarter 2024 financials and its pending S-1 registration statement.

In response to these events, Truleum, Inc. has taken swift action to terminate its relationship with BF Borgers CPA PC as the Company's auditing firm and demanded the return of its audit files. To ensure the integrity and continuity of its financial reporting, the Company has engaged Barton CPA, a reputable auditing firm, to provide an audit letter for the first quarter of 2024 and to re-audit the prior two years of financials. The Company is confident that Barton CPA’s expertise and thorough approach will help us navigate this transition smoothly.

Truleum, Inc. anticipates that the current S-1 registration statement will be amended once Barton CPA has completed the re-audit of the previous two years' financials. The Company remains committed to transparency and compliance throughout this process and is working diligently to address these requirements in a timely manner.

Additionally, the Company obtained a copy of Borgers' third-party independent audit of their audit procedures. At this time, we do not have any indication that the SEC's allegations against Borgers involved Truleum's financials. Nevertheless, the Company is taking all necessary steps to ensure that its financial statements meet the highest standards of accuracy and compliance.

"We are please to engage Barton CPA to complete the audit work previously handled by BF Borgers. Given the SEC's recent enforcement action against BF Borgers, it was highly unlikely that the SEC would declare effective our S-1 registration statement." Jay Leaver, President

Truleum, Inc. continues to maintain its focus on obtaining an effective registration statement followed by an uplist onto the NYSE: American Stock Exchange and advancing the Company’s business plan. The Company remains dedicated to delivering value to its shareholders and achieving its strategic objectives.

About Truleum, Inc.

Truleum, Inc. is an energy company focused on the exploration, development, and production of oil and natural gas reserves. The company aims to leverage advanced technologies to optimize extraction processes and maximize resource efficiency. For more information, please visit www.truluem.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate”, “believe”, “contemplate”, “could”, “estimate”, “expect”, “intend”, “seek”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “target”, “aim”, “should”, “will”, “would”, or the negative of these words or other similar expressions, although not all forward-looking statements contain these words,. Forward-looking statements are based on Truleum, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Truleum, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2023. Forward-looking statements contained in this announcement are made as of this date, and Truleum, Inc. undertakes no duty to update such information except as required under applicable law. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the Truleum, Inc. website.

For more information contact Jay Leaver at info@truleum.com.